NORWOOD FINANCIAL CORP
ANNOUNCES CASH DIVIDEND

HONESDALE, PENNSYLVANIA  – MARCH 30, 2017

Lewis J. Critelli, President and Chief Executive Officer of Norwood Financial Corp (NASDAQ: NWFL) and its subsidiary Wayne Bank announced that the Board of Directors declared a $.32 per share quarterly dividend payable May 1, 2017 to shareholders of record as of April 13, 2017.  The $.32 per share equals the per share dividend declared in the prior quarter and represents a 3.2% increase over the cash dividend declared in the first quarter of 2016.

Mr. Critelli commented, "The Board is extremely pleased to provide our shareholders with this quarterly dividend.  It reflects the Company's financial strength and strong capital position, and demonstrates our confidence in our ability to derive benefits from our acquisition of Delaware Bancshares, Inc. ".

Norwood Financial Corp, through its subsidiary, Wayne Bank operates fourteen offices in Northeastern Pennsylvania and twelve offices in Delaware and Sullivan Counties, New York.  As of December 31, 2016, the Company had total assets of $1.1 billion, loans outstanding of $713.9 million, total deposits of $925.4 million and total stockholders' equity of $111.1 million.  The Company's stock is traded on the Nasdaq Global Market under the symbol "NWFL".

Forward-Looking Statements. The foregoing material may contain forward-looking statements.  We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and therefore readers should not place undue reliance on any forward looking statements.  Those risks and uncertainties include difficulties associated with the integration of NBDC Bank into Wayne Bank, changes in federal and state laws, changes in the absolute and relative levels of interest rates, the ability to control costs and expenses, demand for real estate, costs associated with cybercrime, general economic conditions and the effectiveness of governmental responses thereto.  Norwood Financial Corp. does not undertake and specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

CONTACT:	William Lance
Executive Vice President and Chief Financial Officer
NORWOOD FINANCIAL CORP
(570) 253-8505
www.waynebank.com